Exhibit 10.2

December 12, 2022

Karen,
This offer letter agreement (“Agreement”) documents the terms and conditions of your continuing employment with National Instruments Corporation (“NI”) following your resignation from the Executive Vice President and Chief Financial Officer role upon the start date (the “Effective Date”) of NI’s new Chief Financial Officer, which is expected to occur on or around January 9, 2023.

Please review the terms and conditions summarized in this Agreement and indicate your acceptance of these terms and conditions by signing below.

Continuing Employment Details
On the Effective Date, you will continue employment with NI in the role of Strategic Advisor, continuing to report to NI’s President and Chief Executive Officer Eric Starkloff (“Manager”) and rendering such business and professional services in the performance of your duties as consistent with the role and as shall reasonably be assigned to you by your Manager.  You will be permitted to work remotely in this role.

Compensation and Hours of Work
•	Base Salary: $300,000.00 annualized, less applicable withholdings and deductions (“Base Salary”).
•
Annual Incentive Plan: You are eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with an annual target of forty percent (40%) of the total amount of your Base Salary, with performance goals commensurate with your position and subject to the applicable AIP plan documents.

•	Expected Hours of Work: Full-time.

Benefits
Your NI sponsored benefits will continue (including medical, dental, 401(k), the opportunity to participate in the Employee Stock Purchase Plan). You also will continue vesting in unvested service-based RSU and performance-based RSU grants subject to the terms of the applicable NI equity incentive plan(s) as well as the applicable service-based and performance-based restricted stock unit agreements (collectively the “Equity Documents”) and to your continued employment through the award vest date.

Paid Time Off
Effective January 1, 2023, vacation and sick time off will be combined into one combined allotment of Paid Time Off (“PTO”). You will receive 26 days of PTO per year on a front-loaded basis.

At-Will Employment
Your continuing employment with NI will be “at will”, which means that it is for no specific time period and can be terminated by you or NI at any time, with or without cause or advance notice. This at will employment relationship will remain in effect for the duration of your continuing employment and can only be modified by an express written contract, signed by you and an executive officer of NI. It may not be modified or altered by any oral or implied agreement.

Company Policies
You will remain subject to all Company policies as well as the Company’s Code of Ethics and the polices referenced therein.

Entire Agreement
This Agreement represents the entire agreement and understanding between you and NI concerning the subject matter of this Agreement and your continued employment with the Company and the events leading thereto and associated therewith.  This Agreement supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, including, but not limited to, the Executive Employment Agreement (“Employment Agreement”) between you and the Company effective February 22, 2021, which is expressly superseded by this Agreement.  For avoidance of any doubt, the Employment Agreement shall be null and void and of no further force and effect, and with no further payments, severance entitlements, or other obligations due thereunder, including, but not limited to, under Section 6(a) of the Employment Agreement titled Termination Without Cause or Resignation for Good Reason. This Agreement does not supersede and replace the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you signed on February 19, 2021, which shall remain in full force and effect, nor does this Agreement supersede the Equity Documents.
No Oral Modification.  This Agreement may only be amended in a writing signed by you and the President and Chief Executive Officer of the Company.

Governing Law.  This Agreement will be governed by the laws of the State of Texas (with the exception of its conflicts of law provisions).

Voluntary Execution of Agreement.  You understand and agree that you are executing this Agreement voluntarily and without any duress or undue influence on the part of on behalf of the Company or any third party. You further acknowledge that: (a) you have read this Agreement; (b) you have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or have elected not to retain legal counsel; (c) you understand the terms and consequences of this Agreement; (d) you are fully aware of the legal and binding effect of this Agreement; and (e) you have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

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To indicate your acknowledgement and acceptance of the terms of this Agreement, please sign below and return to NI.

Best Regards,

National Instruments Corporation

Dated: 12/12/2022	By:	/s/ Eric Starkloff
Eric Starkloff
President and Chief Executive Officer

Acknowledged, accepted, and agreed:
Employee

	By:	/s/ Karen Marie Rapp
Dated: 12/12/2022		Karen Rapp